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                                                                    EXHIBIT 99.1


NEWS RELEASE                                 Castle Dental Centers, Inc.
                                             3701 Kirby Drive, Suite 550
                                             Houston, TX  77098
                                             (713) 490-8400
                                             (OTC Bulletin Board: CASL.OB)
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For information contact:
Amanda Hansen
Marion, Montgomery, Inc.
713.523.7900, 713.523.7930 (fax)

James M. Usdan
President, Chief Executive Officer
713.490.8603

Joseph P. Keane
Chief Financial Officer
713.490.8602

                 CASTLE DENTAL COMPLETES FINANCIAL RESTRUCTURING

                     Dental leader reaches major milestone,
          continues to focus on service levels and operational results

     HOUSTON, July 23, 2002 -- Castle Dental Centers, Inc. (OTC Bulletin Board:
CASL.OB), a full service dental care provider, today announced that it has completed the restructuring of its senior secured and senior subordinated debt, totaling approximately $70 million. The debt restructuring included the conversion of approximately $21.7 million of subordinated debt to equity in the form of newly-issued convertible preferred stock. New financing of $1.7 million, in the form of subordinated convertible notes, was received from the present holders of the Company's senior subordinated notes, Heller Financial (a GE Capital Healthcare Financial Services company) and Midwest Mezzanine Funds, as well as from the Company's president and chief executive officer, James M. Usdan. As a result of the conversion of debt and the new financing, GE Capital Healthcare Financial Services and Midwest Mezzanine Funds now own the majority voting rights in Castle Dental. With the signing of these agreements, the Company is no longer in default of its senior credit facility nor any other debt agreements.

     "The completion of our debt restructuring is a major milestone in the turnaround that has been ongoing for over a year at Castle Dental," said James
M. Usdan, president and chief executive officer. "It is a significant achievement and the first step to returning the Company to profitability. The signing of these agreements allows our team to build upon successes implementing operational policies and communication programs that positively impact our employees, patients and the communities that have supported Castle for 54 years."

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                                                     Castle Dental Centers, Inc.
                                                                   July 23, 2002
                                                                     Page 2 of 2

     The new loan agreement with the senior bank group provides for a three-year term in the principal amount of approximately $47.4 million, with principal payments totaling $2 million in 2003, $4 million in 2004 and with the balance due in July 2005. Interest will accrue and be payable monthly at prime plus two percent. The Company issued warrants to the senior bank group to acquire convertible preferred stock equal to 12% of its fully-diluted equity. The Company also agreed to pay fees and costs incurred by the senior bank group in connection with the restructuring.

     "We appreciate the support of GE Capital Healthcare Financial Services and Midwest Mezzanine Funds, our new majority owners, in reaching these agreements and look forward to working with them as we continue to focus on improving our service levels and operating results," added Usdan.

     Castle Dental has provided quality dental care for over 54 years. With over 80 centers nationwide, Castle Dental provides a full spectrum of dental services including general and cosmetic dentistry, orthodontics, pedodontics and oral surgery. The Castle Dental family, including over 200 dentists and specialists, is committed to the dental health of its neighbors, neighborhoods and communities.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Among the key factors that may have a direct bearing on the Company are fluctuations in the economy, the degree and nature of competitions and the demand for the Company's services, changes in laws and regulations affecting the Company's business, and numerous other factors discussed in Castle Dental's filings with the Securities and Exchange Commission.

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